Item 77K. At the 2004 Annual Meeting of Participation Certificate Holders on June 24, 2004 (the "Annual Meeting"), the Participation Certificate Holders of the Fund ratified the selection of Deloitte & Touche LLP as the independent auditors for the Fund. Deloitte & Touche replaced Ernst & Young LLP, the Fund's former independent auditors. Information concerning this matter was previously reported in the Proxy Statement for the Annual Meeting, which is incorporated herein by reference to the Schedule 14A of the Fund filed May 18, 2004.